Trust for Investment Grade Florida Municipals (VTF)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Wayne W. Whalen                        3,631,745



With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Rod Dammeyer                             1,513



The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 3,647,767 common shares, 1,513 preferred shares voted in favor of the proposal, 35,244 shares voted against and 11,577 shares abstained.